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                                  EXHIBIT 99.1





FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:
George E. Loney
Chief Financial Officer
(803) 345-3751


                    ELLETT BROTHERS, INC. ANNOUNCES DELISTING


CHAPIN, South Carolina (March 22, 2001) - Ellett Brothers, Inc. (Nasdaq:ELET) today announced that it has been notified in a letter from NASDAQ that it will be removed from listing on NASDAQ's SmallCap Market at the opening of business on March 23, 2001. The delisting is a result of the Company's failure to comply with the requirement to maintain two active market makers in the Company's stock, which is necessary to be in compliance with Marketplace Rule 4310(c)(1), and its subsequent inability to regain compliance under Marketplace Rule 4310(c)(8)(A), as previously announced.

Some information in this release regarding future results is forward looking. Actual results for these future periods could differ, depending on factors such as industry and market changes, overall economic impacts, and effects of interest rate changes. For a more detailed discussion of factors that affect the Company's operating results, interested parties should review the Company's SEC reports, including the Company's annual report on Form 10-K for the year ended December 31, 1999, and quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2000.

Ellett Brothers is a nationwide marketer and supplier of natural outdoor sporting goods products. Now in its 68th year of business, the Company markets and distributes a broad line of products and accessories for hunting and shooting sports, marine, camping, archery and other related outdoor activities.

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